EXHIBIT 99

                               NASDAQ SYMBOL: LASE

LASERSIGHT INCORPORATED NEGOTIATES NEW LIMITED CONVERSION
AND REDEMPTION RIGHTS ON COMPANY'S SERIES B PREFERRED STOCK

ORLANDO, Fla. (March 17, 1998) - LaserSight Incorporated entered into a new agreement on March 13, 1998, with all holders of the company's Series B preferred stock.

The preferred holders have agreed to limit their conversion of Series B preferred stock to no more than 1 million shares of common stock between March 13 and Sept. 14, 1998, provided that this agreement receives approval from the majority of shareholders of LaserSight's common stock at the annual meeting June 12, 1998.

Additionally, at any time between March 13 and Sept. 14, LaserSight has the option to purchase any or all of the remaining Series B preferred stock at a 20 percent premium, provided that the company has the resources and approval from the company's secured lender and that the overall agreement receives the approval of shareholders. The agreement also encompasses a new formula that may result in a maximum conversion price that is lower than the original $6.68 per share and a lower exercise price of the warrants previously issued, should the formula receive shareholders' approval.

"We believe this agreement reduces the amount of immediate dilution facing the company and that it provides us with the latitude to execute our business plans and to pursue further monetizing our patent portfolio," says Michael Farris, LaserSight's president and chief executive officer. "Our obvious goal is to reduce or eliminate our outstanding Series B stock as quickly as possible. We are confident that this will restore shareholder value, particularly as we implement our mission of being a leader in the vision correction industry."

Just prior to the conversion restriction becoming effective Friday, the preferred holders submitted notices to LaserSight for the conversion of 244 shares of preferred stock into 1,402,634 shares of common stock. Common shares now outstanding are 11,387,306. There are 700 shares, or $7 million worth, of preferred stock outstanding. This new arrangement with preferred holders can be voided if certain, adverse circumstances occur. If holders of LaserSight's common stock do not approve the new agreement at the annual meeting, the company is required to issue 750,000 additional warrants to the preferred holders to purchase common stock equal to 115 percent of an average price of the common stock for five days before or after the issuance of this press release.

Additional details regarding this agreement are available in a Form 8-K report filed with the Securities and Exchange Commission on March 16, 1998.

LaserSight's annual meeting is scheduled for June 12, 1998, in Orlando, Fla., at the Clarion Plaza Hotel.

This press release contains forward-looking statements regarding future events and future performance of the company, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.

                                      # # #

For additional information please contact: Julie Tockman, APR
                                           Director, Corporate Relations
                                           LaserSight Incorporated
                                           (314) 469-3220 Ext. 3060
                                           Visit us on the Internet at www.lase.
                                           com